EXHIBIT 21.1

LINCARE HOLDINGS INC. ACTIVE SUBSIDIARIES AND

PARTNERSHIPS

DELAWARE CORPORATIONS:

1)	Alpha Respiratory Inc.

2)	Gamma Acquisition Inc.

3)	Health Care Solutions at Home Inc.

4)	Home-Care Equipment Network Inc.

5)	Lincare Holdings Inc.

6)	Lincare Inc.

7)	Lincare Licensing Inc.

8)	Lincare Pharmacy Services Inc.

9)	Lincare Procurement Inc.

10)	Med 4 Home Inc.

DELAWARE LIMITED LIABILITY COMPANY:

1)	Caring Responders LLC

2)	HCS Lancaster LLC

3)	PulmoRehab LLC

INDIANA CORPORATION:

1)	ConvaCare Services Inc.

MICHIGAN LIMITED LIABILITY COMPANY:

1)	Healthlink Medical Equipment LLC

NEW YORK CORPORATION:

1)	Lincare of New York Inc.